Exhibit 99

FPL Group, Inc.
Corporate Communications Dept.
Media Line: (305) 552-3888
April 22, 2004

FOR IMMEDIATE RELEASE

FPL Group announces first quarter results; affirms full year earnings guidance of $4.95 to $5.20 per share

JUNO BEACH, Fla. (April 22, 2004) - FPL Group, Inc. (NYSE: FPL) today reported 2004 first quarter net income on a GAAP basis of $138 million, or $0.77 per share, compared with $175 million, or $0.99 per share, in the first quarter of 2003. FPL Group's net income for the first quarter of 2004 included a net unrealized loss of $1 million after-tax associated with the mark-to-market effect of non-qualifying hedges. The results for last year's first quarter included a net unrealized gain of $3 million after-tax associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, FPL Group's earnings would have been $139 million or $0.78 per share for the first quarter of 2004, compared with $172 million, or $0.97 per share, in the first quarter of 2003. FPL Group's management uses adjusted earnings internally for financial planning, reporting of results to the Board of Directors and for the company's employee incentive compensation plan. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

Weather at Florida Power & Light was responsible for a $31 million or $0.17 per share reduction in FPL Group results. Last year saw exceptionally cold weather in January and warm weather in March, both of which drove higher than normal electricity demand. In contrast, in the first quarter of 2004, the weather in Florida was milder than normal.

"Despite the negative impact of milder than expected weather in Florida, FPL Group's first quarter performance was consistent with our expectations and supports our continued confidence in our strategy and our team," said Lew Hay, chairman and chief executive officer of FPL Group. "Although we are disappointed in our sales at Florida Power & Light, the overall fundamentals of the company remain strong. Our customer growth is currently running at its highest rate in over a decade and system reliability is among the best in the industry. FPL Energy enjoyed another outstanding quarter with a strong performance from all segments of the business. Given our overall results in the first quarter, we remain comfortable with our full year earnings guidance for FPL Group of $4.95 to $5.20 per share, excluding the effect of adopting new accounting standards as well as the mark-to-market effect of non-qualifying hedges, neither of which can be determined at this time."

In affirming its guidance of $4.95 to $5.20 per share, the company said it expects Florida Power & Light to earn in the range of $4.20 to $4.35 per share, assuming normal weather for the remainder of the year, and FPL Energy to earn in the range of $1.05 to $1.20 per share. The company expects a negative impact from Corporate and Other of $0.30 to $0.35 per share.

FPL Group will include a March 31, 2004 balance sheet and statement of cash flows in its Quarterly Report on Form 10-Q. Recent interpretations of FIN 46R, an accounting standard that deals with the consolidation of variable interest entities, may require the deconsolidation of three FPL Energy subsidiaries and perhaps the consolidation of three qualifying facilities with which FPL has long-term contracts. FPL Group is seeking further clarification on these interpretations, and FPL is trying to obtain information from the QFs needed to perform the necessary calculations in the event the recent interpretations are applicable. FPL Group adopted FIN 46R effective March 31, 2004, and, therefore, the recent interpretations do not have any effect on FPL Group's statement of income for the three months ended March 31, 2004, which are included herein.

Florida Power & Light
First quarter net income for Florida Power & Light, FPL Group's principal subsidiary, was $105 million or $0.58 per share, compared to $135 million or $0.76 cents per share from the prior-year quarter. FPL's customer growth rate is the highest in over a decade. In the last 12 months, FPL added 106,000 customer accounts, an increase of 2.6 percent since the 2003 first quarter. More than offsetting this growth, electricity usage per retail customer was down 7.7 percent in the quarter primarily due to weather differences year over year. The net effect was a decrease in retail sales of electricity of 5.3 percent.

Operations and maintenance expense was down slightly compared to the prior year quarter. The major drivers of O&M continue to be nuclear maintenance, rising employee benefit expenses and insurance costs, however, their impact in the quarter was more than offset by the absence of certain legal accruals that were incurred in last year's first quarter and productivity improvements in other areas. The company said it expects O&M to be up slightly in 2004.

Depreciation increased in the quarter reflecting investment in new power plants and delivery systems to help meet the continued growth in Florida. Since the beginning of the decade, FPL has invested more than $1.3 billion in over 2,600 megawatts of generation. Over the next four years, FPL expects to invest more than $1 billion in new generating facilities. In addition to adding generation, FPL has invested more than $3.3 billion in its power delivery infrastructure since 1998 and expects to spend approximately $3.4 billion through 2008.

"Florida Power & Light continues to enjoy some of the strongest customer growth in the industry," said Hay. "As we had indicated previously, we expected our first quarter earnings at FPL to be down on a comparative basis due to the extreme weather conditions experienced in the prior-year quarter when we set an all-time winter peak in January and experienced unusually warm weather late in the 2003 quarter. In contrast to last year, the weather during our first quarter 2004 was very mild."

FPL Energy

FPL Energy, the wholesale generation subsidiary of FPL Group, reported first quarter net income on a GAAP basis of $53 million or $0.30 per share, compared to $44 million or $0.25 per share in the prior year quarter. FPL Energy's net income for the first quarter 2004 included a net unrealized loss of $1 million after-tax associated with the mark-to-market effect of non-qualifying hedges. The results for last year's first quarter included a net unrealized gain of $3 million after-tax associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges, net income for FPL Energy would have been $54 million or $0.31 per share compared to $41 million or $0.23 per share in 2003.

New wind projects added in 2003, strong operating performance across the portfolio, continued execution of its hedging program, better than expected market conditions in the Northeast and improved hydro conditions in Maine all contributed to FPL Energy's strong quarter.

FPL Energy also completed two large transactions during the quarter. The company closed a complex contract restructuring initiative during the quarter that resulted in a gain of approximately $31 million after tax. In addition, as previously announced, the company reached an agreement to sell its interest in the 540-megawatt natural gas-fired Bastrop Energy Center in Texas resulting in a loss of approximately $30 million after tax for the quarter. The company said it expects the Bastrop sale to be accretive to earnings in 2005.

Interest expense increased in the quarter due to the expansion of FPL Energy's asset base. FPL Energy added more than 3,900 megawatts to its portfolio since last year's first quarter. The increase in interest expense was somewhat offset by lower general & administrative expenses.

"FPL Energy's impressive results reflect the strength of its diversified portfolio and its world-leading position in wind," said Hay. "The diversity of our assets - in terms of fuel type, geography and contract coverage - helps to mitigate the risks inherent in our business and sets our portfolio apart from our competitors. FPL Energy also benefited from its conservative hedging strategy which protected it against downside risk while enabling it to benefit from market opportunities."

The company said it remains optimistic that the federal wind production tax credit will be renewed in 2004, however, the timing remains unclear. The company continues to hope it can add up to 400 megawatts of new wind projects to its portfolio in 2004.

Corporate and Other

Corporate and Other negatively impacted net income by $20 million or $0.11 per share. FPL FiberNet, an FPL Group subsidiary that provides fiber-optic networks and related services in Florida, had a net loss of $2 million compared to a gain of $5 million in the prior-year quarter; however, it remains cash flow positive. The company said it expects FPL FiberNet to be near break even in 2004.

FPL Group's first quarter earnings conference call is scheduled for 9 a.m. ET on Thursday, April 22, 2004. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml

Profile

FPL Group, with annual revenues of more than $9 billion, is nationally known as a high-quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 26 states, it is widely recognized as one of the country's premier power companies. Its principal subsidiary, Florida Power & Light Company, serves more than 4.2 million customer accounts in Florida. FPL Energy, LLC, an FPL Group wholesale energy-generating subsidiary, is a leader in producing electricity from clean and renewable fuels. Additional information is available on the Internet at www.fplgroup.com, www.fpl.com and www.fplenergy.com.

CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby filing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, in response to questions or otherwise.  Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

  FPL Group and FPL are subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), and the Public Utility Holding Company Act of 1935, as amended (Holding Company Act), changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the utility commissions of other states in which FPL Group has operations, and the U.S. Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of costs that it considers excessive or imprudently incurred.

  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by their ability to renegotiate franchise agreements with municipalities and counties in Florida.

  The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected levels of output or efficiency.  This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including the ability to dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an FPL Energy, LLC (FPL Energy) operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

  FPL Group and FPL use derivative instruments, such as swaps, options, futures and forwards to manage their commodity and financial market risks, and to a lesser extent, engage in limited trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

  There are other risks associated with FPL Group's non-rate regulated businesses, particularly FPL Energy.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair its future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.   In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group and FPL to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase interest costs.

  FPL Group's and FPL's results of operations can be affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities.  In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities.  Generation and transmission facilities, in general, have been identified as potential targets.  The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the United States, and the increased cost and adequacy of security and insurance.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.

  FPL Group and FPL are subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

The issues and associated risks and uncertainties described above are not the only ones FPL Group and FPL may face. Additional issues may arise or become material as the energy industry evolves.  The risks and uncertainties associated with these additional issues could impair FPL Group's and FPL's businesses in the future.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Three Months Ended March 31, 2004	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 1,942	$ 369	$ 20	$ 2,331

Operating Expenses
Fuel, purchased power and interchange	1,024	130	5	1,159
Other operations and maintenance	296	89	13	398
Depreciation and amortization	231	65	5	301
Taxes other than income taxes	192	19	1	212

Total operating expenses	1,743	303	24	2,070

Operating Income (Loss)	199	66	(4)	261

Other Income (Deductions)
Interest charges	(46)	(44)	(32)	(122)
Equity in earnings of equity method investees	-	15	-	15
Other - net	4	5	3	12

Total other income (deductions) - net	(42)	(24)	(29)	(95)

Income (Loss) From Operations Before Income Tax Expense (Benefit)	157	42	(33)	166

Income Tax Expense (Benefit)	52	(11)	(13)	28

Net Income (Loss)	$ 105	$ 53	$ (20)	$ 138

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 105	$ 53	$ (20)	$ 138

Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	1	-	1

Adjusted Earnings (Loss)	$ 105	$ 54	$ (20)	$ 139

Earnings (Loss) Per Share (assuming dilution)	$ 0.58	$ 0.30	$ (0.11)	$ 0.77
Earnings (Loss) Per Share excluding certain items	$ 0.58	$ 0.31	$ (0.11)	$ 0.78
Weighted-average shares outstanding (assuming dilution)				180

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group will include a March 31, 2004 balance sheet and statement of cash flows in its Quarterly Report on Form 10-Q. Recent interpretations of FIN 46R, an accounting standard that deals with the consolidation of variable interest entities, may require the deconsolidation of three FPL Energy subsidiaries and perhaps the consolidation of three qualifying facilities (QFs) with which FPL has long-term contracts. FPL Group is seeking further clarification on these interpretations, and FPL is trying to obtain information from the QFs needed to perform the necessary calculations in the event the recent interpretations are applicable. FPL Group adopted FIN 46R effective March 31, 2004, and, therefore, the recent interpretations do not have any effect on FPL Group's statement of income for the three months ended March 31, 2004, which are included herein.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)

Three Months Ended March 31, 2003	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 1,757	$ 293	$ 32	$ 2,082

Operating Expenses
Fuel, purchased power and interchange	810	131	3	944
Other operations and maintenance	301	81	11	393
Depreciation and amortization	218	36	5	259
Taxes other than income taxes	176	14	2	192

Total operating expenses	1,505	262	21	1,788

Operating Income (Loss)	252	31	11	294

Other Income (Deductions)
Interest charges	(38)	(24)	(15)	(77)
Preferred stock dividends - FPL	(4)	-	-	(4)
Equity in earnings of equity method investees	-	34	-	34
Other - net	(1)	5	2	6

Total other income (deductions) - net	(43)	15	(13)	(41)

Income (Loss) From Operations Before Income Tax Expense (Benefit)	209	46	(2)	253

Income Tax Expense (Benefit)	74	2	2	78

Net Income (Loss)	$ 135	$ 44	$ (4)	$ 175

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 135	$ 44	$ (4)	$ 175

Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	(3)	-	(3)

Adjusted Earnings (Loss)	$ 135	$ 41	$ (4)	$ 172

Earnings (Loss) Per Share (assuming dilution)	$ 0.76	$ 0.25	$ (0.02)	$ 0.99
Earnings (Loss) Per Share excluding certain items	$ 0.76	$ 0.23	$ (0.02)	$ 0.97
Weighted-average shares outstanding (assuming dilution)				177

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

In accordance with recently issued accounting guidance, 2003 period amounts have been reclassified to present on a net basis power sales and fuel purchases that do not result in physical delivery. In addition, the unrealized mark-to-market gains and losses on derivative contracts that do not qualify for hedge accounting are now reported in operating revenues and fuel, purchased power, and interchange expense along with the realized effects of such transactions.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended March 31,

	2004	2003

Florida Power & Light Company	$ 0.58	$ 0.76
FPL Energy, LLC	0.30	0.25
Corporate and Other	(0.11)	(0.02)

Earnings Per Share	$ 0.77	$ 0.99

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 0.77	$ 0.99

Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges,
primarily FPL Energy	0.01	(0.02)

Adjusted Earnings Per Share	$ 0.78	$ 0.97

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

First Quarter

FPL Group - 2003 Earnings Per Share	$ 0.99

Florida Power & Light - 2003 Earnings Per Share	0.76
Customer growth	0.07
Usage due to weather	(0.17)
Underlying usage growth, mix and other	(0.06)
Depreciation expense - new plant in service	(0.04)
O&M expenses	0.01
Other, including share dilution	0.01

Florida Power & Light - 2004 Earnings Per Share	0.58

FPL Energy - 2003 Earnings Per Share	0.25
New investments	0.04
Existing assets	0.08
Asset optimization and trading	0.01
Restructuring activities	0.17
Bastrop impairment	(0.17)
Other, including interest expense, share dilution and rounding	(0.05)
Non-qualifying hedges impact	(0.03)

FPL Energy - 2004 Earnings Per Share	0.30

Corporate and Other - 2003 Earnings Per Share	(0.02)
FPL FiberNet operations	(0.04)
Other, including interest expense, share dilution and rounding	(0.05)

Corporate and Other - 2004 Earnings Per Share	(0.11)

FPL Group - 2004 Earnings Per Share	$ 0.77

Florida Power & Light Company Statistics (unaudited)

	Three Months

Periods ended March 31,	2004	2003

Energy sales (million kWh)
Residential	11,180	12,018
Commercial	9,564	9,357
Industrial	993	1,024
Public authorities	141	142
Electric utilities	343	326
Increase (decrease) in unbilled sales	(793)	(282)
Interchange power sales	1,197	781

Total	22,625	23,366

Average price (cents/kWh) (1)
Residential	9.07	8.01
Commercial	7.81	6.77
Industrial	6.28	5.29
Total	8.36	7.36

Average customer accounts (000's)
Residential	3,718	3,626
Commercial	453	441
Industrial	18	16
Other	3	3

Total	4,192	4,086

Heating degree-days
Actual	177	254
Normal	220	215
Cooling degree-days
Actual	31	120
Normal	50	49

(1) Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and the provision for refund.